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Exhibit 10.17.3

AMENDED AND RESTATED
CONVERTIBLE NOTE

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED, QUALIFIED, APPROVED OR DISAPPROVED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS. NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER FEDERAL OR STATE REGULATORY AUTHORITY HAS PASSED ON OR ENDORSED THE MERITS OF THESE SECURITIES.

DISPLAYTECH, INC.

CONVERTIBLE NOTE

$10,000,000.00	Longmont, Colorado February 11, 2003

Amended and Restated Note

        FOR VALUE RECEIVED, the undersigned, Displaytech, Inc., a Colorado corporation (the "Company"), promises to pay to the order of Hewlett-Packard Company, a Delaware corporation (the "Purchaser'), or permitted assigns the principal sum of Ten Million dollars ($10,000,000.00), with interest thereon as provided herein.

        1.    Purchase Agreement; Original Notes.

        1.1   The Company and Purchaser are parties to a certain Note Purchase Agreement dated as of February 12, 1999, as amended by a certain Amendment No. 1 to Note Purchase Agreement between the Company and Purchaser dated as of February 19, 1999 and a certain Second Amendment to Note Purchase Agreement of even date herewith (as so amended, the "Purchase Agreement").

        1.2   This Amended and Restated Convertible Note (this "Note") is issued pursuant to the Purchase Agreement and extends, amends, modifies and restates those four certain Convertible Notes (the "Original Notes") issued as of the following dates in the following principal amounts: (i) Convertible Note in the principal amount of $2,000,000.00, dated as of February 19, 1999; (ii) Convertible Note in the principal amount of $3,000,000.00, dated as of February 26, 1999; (iii) Convertible Note in the principal amount of $3,000,000.00, dated as of July 12, 1999; and (iv) Convertible Note in the principal amount of $2,000,000.00, dated as of October 26, 1999. Each of the Original Notes was previously modified pursuant to a certain Consent, Amendment and Waiver of Rights Arising Due to Issuance of Series D Convertible Preferred Stock executed by the Company and Purchaser and dated as of July 30, 2001. Interest at the rate of 9% per annum has accrued on each of the Original Notes, pursuant to the terms thereof, from the issuance date of each such Original Note through the date hereof, in the total amount of Three Million Three Hundred Ninety Two Thousand Five Hundred Dollars ($3,392,500.00) ("Existing Accrued Interest"). Existing Accrued Interest remains unpaid as of the date of this Note.

        2.    Definitions.    As used in this Note, the following terms have the meaning indicated:

          "Affiliate", when used with respect to any Person, means (i) if such Person is a corporation, any officer or director thereof and any Person which is, directly or indirectly, the beneficial owner (by itself or as part of any group) of more than five percent (5%) of any class of any equity security (within the meaning of the Exchange Act) thereof, and, if such beneficial owner is a partnership, any general partner thereof, or if such beneficial owner is a corporation, any Person controlling, controlled by or under common control with such beneficial owner, or any officer or director of such beneficial owner or of any corporation occupying any such control relationship, (ii) if such Person is a partnership, any general or limited partner thereof, and (iii) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, "control" (including the correlative terms "controlling", "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

          "Business Combination" means any merger, consolidation, sale of all or substantially all assets or similar transaction.

          "Business Day" means any day which is not a day on which banking institutions in the Cities of New York, Denver or San Francisco are authorized or obligated by law, regulation or executive order to close.

          "Capital Stock" means any and all shares of capital stock of the Company (however designated and whether voting or nonvoting), and shall include, but not be limited to, the Common Stock and the Preferred Stock.

          "Capital Stock Rights" means any warrants, options or other rights to purchase Capital Stock or any securities convertible into Capital Stock or any participations or other interests (other than security interests) in Capital Stock.

          "Change of Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) other than holders of the Company's Series E-1 Senior Preferred Stock is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 50% of the total voting power of the Company; (b) any consolidation of the Company with, or merger of the Company into, any other person, any merger of another person into the Company or any other Business Combination involving the Company which results in the holders of the Company's Capital Stock immediately prior to giving effect to such transaction owning shares of capital stock of the surviving corporation in such transaction representing (x) fifty percent (50%) or less of the total voting power of all shares of capital stock of such surviving corporation entitled to vote or (y) fifty percent (50%) or less of the total value of all capital stock of such surviving corporation; (c) the sale of all or substantially all of the operating assets of the Company; (d) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors (i) whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or (ii) designated by the same Company shareholders that designated such initial individuals (and their successors) as directors) cease for any reason to constitute a majority of the Board of Directors of the Company then in office (regardless of the actual size of the Board of Directors of the Company); or (c) the Company is liquidated or dissolved or adopts a plan of liquidation.

          "Common Stock" means the Common Stocks, par value $.001 per share, of the Company and all shares hereafter authorized of any class of common stock of the

  Company, and, in the case of a reclassification, recapitalization or other similar change in such Common Stock or in the case of a consolidation or merger of the Company with or into another Person, such consideration to which a holder of a share of Common Stock would be entitled upon the occurrence of such event.

          "Conversion Right" has the meaning set forth in Section 6.1 hereof.

          "Conversion Notice" has the meaning set forth in Section 6.2(a) hereof.

          "Convertible Portion" has the meaning set forth in Section 6.1 hereof.

          "Event of Default" has the meaning set forth in Section 11 hereof.

          "Existing Accrued Interest" has the meaning set forth in Section 1.2 hereof.

          "Holder" of this Note means the Person in whose name this Note is registered on the books of the Company.

          "Indemnity" has the meaning set forth in Section 13(f) hereof.

          "Maturity Date" Means February 19, 2008.

          "Mandatory Conversion Date" has the meaning set forth in Section 5.2 hereof.

          "Note Conversion Price" means an amount initially equal to One Hundred Dollars ($100) as such amount shall be adjusted from time to time in accordance with the provisions of Section 8 hereof.

          "Optional Conversion Date" has the meaning set forth in Section 6.2(b) hereof.

          "Original Notes" means the four Convertible Notes described in Section 1 hereof.

          "Payment Date" has the meaning set forth in Section 3.2.

          "Person" means an individual, a corporation, a partnership, a joint venture, an association, a joint stock company, a trust, a business trust, a government or any agency or any political subdivision, any unincorporated organization or any other entity.

          "PIK Interest Shares" has the meaning set forth in Section 3.1.

          "Preferred Stock" means the shares of the Company's Series D Convertible Preferred Stock, par value $.001 per share, or the shares of any class or series of Capital Stock or Capital Stock Rights into which this Note shall hereafter become convertible, in accordance with its terms, as a result of reclassification of the Company's Series D Convertible Preferred Stock or otherwise.

          "Purchase Agreement" has the meaning set forth in Section 1.1 hereof.

          "Qualified Public Offering" means a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of shares of Common Stock in which (i) proceeds to the Company, net of underwriting discounts, commissions and other expenses, are at least $25,000,000.00, and (ii) the price per share of Common Stock sold in such offering is not less than 125% of the HP Common Price. As used herein, "HP Common Price" means the amount determined by dividing (x) the aggregate outstanding balance of unpaid principal and accrued interest under this Note as of the time such offering is consummated by (y) the number of shares of Common Stock into which such aggregate outstanding balance of principal and accrued interest is at that time convertible pursuant to the terms of this Note (whether directly or, if then required by the provisions of this Note, following the prior conversion of this Note into shares of Preferred Stock).

          "Section 4.2 Payments" has the meaning set forth in Section 4.2.

          "Section 4.3 Excess" has the meaning set forth in Section 4.3.

        Any other capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

        3.    Payment of Principal and Interest.    Subject to Sections 5 and Section 6 hereof, this Note shall be due and payable in accordance with the following provisions:

          3.1   The Company promises to pay: (i) the full amount of Existing Accrued Interest; plus (ii) interest on the outstanding principal amount of this Note from the date hereof, until this Note is paid in full, at the rate of 9% per annum. All Interest on this Note (including Existing Accrued Interest) shall be due and payable on the Maturity Date or such earlier date as the principal amount shall have been repaid or converted or as may be required pursuant to Section 3.2, as the case may be, in full. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. Interest shall be payable as specified in Section 13(a), except that if this Note is converted upon a Qualified Public Offering pursuant to Section 5 or if the Holder of this Note exercises its Conversion Right (other than the exercise of such Conversion Right upon a Change of Control or Event of Default) pursuant to Section 6.1, then the Company shall pay (if such conversion is pursuant to Section 5) or may at its option elect to pay (if such conversion is pursuant to Section 6) the interest accrued on the principal amount of this Note being converted by issuing additional fully paid and nonassessable shares of Preferred Stock (the "PIK Interest Shares"), with the number of PIK Interest Shares to be issued to be calculated by dividing the amount of interest accrued on the principal amount being converted by the Note Conversion Price then in effect.

          3.2   Subject to Section 4.2, the Company shall pay the following amounts on or before the following dates (each a "Payment Date"), in reduction of principal and accrued interest under this Note:

            (a)   The sum of Five Hundred Thousand Dollars ($500,000.00) on or before February 19, 2006;

            (b)   The additional sum of One Million Dollars ($1,000,000.00) on or before August 19, 2006;

            (c)   The additional sum of One Million Five Hundred Thousand Dollars ($1,500,000.00) on or before February 19, 2007;

            (d)   The additional sum of Two Million Dollars ($2,000,000.00) on or before August 19, 2007; and

            (e)   The full remaining principal balance and all accrued interest on or before the Maturity Date.

          3.3   Notwithstanding any provision of the Note to the contrary, upon a Change of Control prior to the Maturity Date, the Holder may, at its option upon written notice to the Company, (i) accelerate payment of the unpaid principal and accrued interest on this Note to the date of consummation of such Change of Control, (ii) exercise the Conversion Right, (iii) keep the Notes outstanding, such that interest shall continue to accrue until the Maturity Date, or (iv) select a combination of any or all of the foregoing.

          3.4   Each payment under this Note (whether pursuant to Section 3.2 or otherwise) shall be applied as follows: (a) first, to accrued but unpaid interest; and (b) thereafter, to the principal amount outstanding as of the time of such payment.

        4.    Prepayment.    The Company may, at its option, at any time and from time to time and prior to the Maturity Date, prepay all or any portion of the principal amount of this Note, without prepayment penalty or premium. Any such prepayment shall be in accordance with the following terms and conditions:

          4.1   The Company shall give the Holder prior written notice of its irrevocable election to prepay this Note as provided above (identifying the date of prepayment, the full amount of the payment proposed to be made, and the portion thereof that is allocable to principal pursuant to the provisions of Section 3.4), which written notice shall be delivered to the Holder at least sixty (60) Days prior to any such prepayment date.

          4.2   To the extent (if any) that the aggregate amount of accrued interest and principal paid by the Company pursuant to this Note on or before August 19, 2006 ("Section 4.2 Payments") exceeds One Million Five Hundred Thousand Dollars ($1,500,000.00), the Company shall receive (in addition to the credit received for the amount of such payments) a credit against its obligations under this Note in an amount equal to 20% of such excess. Each such credit (i) shall be applied to accrued interest and principal in substantially the same manner as is set forth in Section 3.4, as if the amount of such credit were a payment and (ii) shall be credited against, and offset from, the Company's obligation for payments coming due on the next succeeding Payment Date(s). By way of example only, if the Company pays principal and accrued interest in the aggregate amount of Two Million Dollars ($2,000,000.00) on or before August 19, 2006, then the Company shall be entitled to a credit in the amount of One Hundred Thousand Dollars ($100,000.00) against the payment required to be made on or before February 19, 2007 pursuant to Section 3.2(c).

          4.3   For purposes of this Section 4.3, the "Section 4.3 Excess" shall mean the amount, if any, by which (a) the aggregate amount of accrued interest and principal paid by the Company pursuant to this Note on or before August 19, 2007 exceeds (b) the full amount of Section 4.2 Payments actually made by the Company. Provided that the Company timely makes all payments required to be made under this Note as of August 19, 2006, then to the extent (if any) that the Section 4.3 Excess exceeds Three Million Five Hundred Thousand Dollars ($3,500,000.00), the Company shall receive (in addition to the credit received for the amount of such payments) a credit against its obligations under this Note in an amount equal to 10% of the amount by which the Section 4.3 Excess exceeds Three Million Five Hundred Thousand Dollars ($3,500,000.00). Each such credit (i) shall be applied to accrued interest and principal in substantially the same manner as is set forth in Section 3.4, as if the amount of such credit were a payment and (ii) shall be credited against, and offset from, the Company's obligation for payments coming due on the next succeeding Payment Date(s). By way of example only, if the Company pays (A) principal and accrued interest in the aggregate amount of Two Million Dollars ($2,000,000.00) on or before August 19, 2006 and (B) principal and accrued interest in the additional aggregate amount of Four Million ($4,000,000.00) on or before August 19, 2007, then in addition to the credit described in the last sentence of Section 4.2, the Company shall be entitled to a credit in the amount of Fifty Thousand Dollars ($50,000.00) against the payment required to be made on or before the Maturity Date pursuant to Section 3.2(e).

        5.    Mandatory Conversion.

          5.1    Conversion upon IPO.    The outstanding principal and interest of this Note shall be converted automatically into the number of shares of Preferred Stock obtained by dividing the aggregate amount of such principal and interest by the then effective Note Conversion Price, immediately upon the closing of a Qualified Public Offering. The number of shares of Preferred Stock obtained upon the closing of a Qualified Public Offering shall then be converted into shares of Common Stock in accordance with the provisions of Section 5.2; provided, that notwithstanding any provision of this Note to the contrary, no portion of this Note shall be converted into shares of Preferred Stock pursuant to the provisions of this Section 5.1 unless immediately thereafter, such shares of Preferred Stock automatically convert (in the manner set forth in Section 5.2) into shares of Common Stock having an aggregate value (based on the price per share of Common Stock sold in the Qualified

  Public Offering) of at least 125% of the aggregate amount of principal and accrued interest to be converted hereunder.

          5.2    Notice of Mandatory Conversion.    Within five (5) Business Days after the date on which this Note converts into shares of Preferred Stock and is then converted into shares of Common Stock as described in Section 5.1 (the "Mandatory Conversion Date"), the Company shall mail a notice of conversion by first class mail, postage prepaid, to the Holder, addressed to the Holder at its last address shown on the books of the Company. Notwithstanding any provision of this Note or any other document or instrument to the contrary, this Note (and, in accordance with the provisions of this Section 5.2, the shares of Preferred Stock issuable upon conversion of this Note) shall be converted automatically and without any further action by the Holder hereof on the Mandatory Conversion Date, whether or not this Note or any other certificates, documents or instruments are surrendered to the Company by the Holder. On the Mandatory Conversion Date, the Company shall make entries on the stock book of the Company reflecting the conversion of the Note into the shares of Preferred Stock and the conversion of the shares of Preferred Stock into Common Stock. The Company shall be obligated to issue (i) certificates evidencing the shares of Common Stock issuable upon conversion of the Preferred Stock, and, (ii) as provided in Section 7 hereof, a check or cash in respect of any fractional shares of Common Stock issuable upon such conversion, within three (3) days after the Mandatory Conversion Date. Within seven (7) days after the Mandatory Conversion Date the Holder shall either deliver this Note to the Company, or notify the Company that this Note has been lost, stolen or destroyed and provide to the Company an Indemnity in respect thereto.

        6.    Optional Conversion.

          6.1    Conversion Right.    Subject to the terms and conditions of this Note and the Purchase Agreement, (i) on the Maturity Date, (ii) upon the occurrence of any Event of Default, (iii) following notice of prepayment of the Note pursuant to Section 4, (iv) upon a Change of Control and (v) upon any public offering of the Company's securities (other than a Qualified Public Offering upon which this Note automatically converts in accordance with Section 5), the Holder shall have the right (the "Conversion Right"), at its option, to convert the entire principal amount of this Note or, at the Holder's election, any portion of the principal amount of this Note (the "Convertible Portion"), into that number of fully paid and nonassessable shares of Preferred Stock obtained by dividing such principal amount or Convertible Portion, as the case may be, by the Note Conversion Price in effect on the date such conversion is deemed to be effective.

          6.2    Exercise of Conversion Right.

          (a)   In order to effect a conversion pursuant to Section 6.1, the Holder shall surrender this Note to the Company and shall give written notice, in substantially the form of Exhibit A attached hereto, to the Company (a "Conversion Notice") that the Holder elects to convert this Note, or the Convertible Portion as is specified in the Conversion Notice, into shares of Preferred Stock. Promptly upon receipt of a Conversion Notice and surrender of this Note, the Company shall issue and deliver, or cause to be issued and delivered, to the Holder (i) a certificate or certificates for the number of full shares of Preferred Stock issuable upon the conversion of this Note, or the Convertible Portion, as the case may be, in accordance with the provisions of this Section 6, and, (ii) as provided in Section 7, a check or cash in respect of any fractional shares of Preferred Stock issuable upon such conversion and, in accordance with Section 13(a), all accrued but unpaid interest on the principal amount of this Note being converted. The foregoing notwithstanding, upon exercise of the Conversion Right (except an exercise of the Conversion Right upon a Change of Control or Event of Default), the Company, at its option, may elect to pay the interest accrued on the principal amount of this Note then being converted by issuing PIK Interest Shares, with the number of PIK Interest Shares to be issued to be calculated by dividing the amount of interest accrued on the principal amount of this Note or the Convertible Portion being converted on the Optional Conversion Date by the Note Conversion Price then in effect. If the Holder exercises its Conversion Right upon a Change of Control or Event of Default, the election to receive PIK Interest Shares in lieu of interest accrued shall be at the option of the Holder. If less than the entire principal amount of this Note is being converted, the Company shall issue and deliver, or cause to be issued and delivered, to the Holder, without charge to the Holder, a new Note in a principal amount equal to the unconverted principal amount of this Note and dated the date of this Note.

          (b)   Each conversion shall be deemed to have been effected on the date (the "Optional Conversion Date") on which this Note shall have been surrendered to the Company and a Conversion Notice with respect to this Note shall have been received by the Company as described in Section 6.2(a). Any person in whose name any certificate or certificates for shares of Preferred Stock shall be issuable upon conversion shall be deemed to have become the holder of record of the shares represented thereby on the Optional Conversion Date.

          6.3    No Other Adjustments.    Except as otherwise provided in this Section 6 and Section 5 and Section 8, no payment or adjustment to the Note Conversion Price will be made for dividends or other distributions with respect to any shares of Preferred Stock issuable upon conversion of this Note as provided herein.

          7.    No Fractional Shares.    No fractional shares of Preferred Stock or scrip representing fractional shares shall be issued upon conversion (whether optional or mandatory) of the principal amount and interest, if applicable, of this Note or the Convertible Portion. If any fractional shares of Preferred Stock would, but for this Section 7, be issuable upon the conversion of this Note or the Convertible Portion, the Company shall make a payment therefor in check or cash in an amount equal to the Fair Market Value of such fractional shares. The term "Fair Market Value" of any share of Preferred Stock shall mean the fair market value of the shares of Preferred Stock as determined in good faith by the Board of Directors of the Company, which determination shall be conclusive.

        8.    Adjustment of Note Conversion Price.

        (a)   In the event that the Company shall at any time after the date hereof: (i) declare a dividend or make a distribution on its Preferred Stock in shares of Preferred Stock, (ii) subdivide or reclassify shares of its outstanding Preferred Stock into a greater number of shares, (iii) combine shares of its outstanding Preferred Stock into a smaller number of shares, or (iv) pay a dividend or make a distribution on its Preferred Stock in shares of any series of its Capital Stock (other than Preferred Stock) or in any Capital Stock Rights, or (v) issue to the holders of its Preferred Stock, by reclassification of its Preferred Stock or otherwise, shares of any series of its Capital Stock or any Capital Stock Rights, then the Note Conversion Price in effect immediately prior to such event shall be adjusted so that the Holder of this Note shall be entitled to receive on conversion of this Note or the Convertible Portion, as the case may be, the number of shares of Preferred Stock, other Capital Stock or Capital Stock Rights of the Company which such Holder would have owned or have been entitled to receive after the happening of any of the events described above had this Note or the Convertible Portion been converted immediately prior to the happening of such event. Any adjustment made pursuant to this Section 8 shall become effective immediately after the effective date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification or similar event. Such adjustment shall be made successively whenever any event referred to above shall occur.

        (b)   Upon an adjustment of the Note Conversion Price pursuant to Section 8(a), the Company shall give prompt written notice thereof to the Holder of this Note, which notice shall state the Note Conversion Price resulting from such adjustment and shall set forth in reasonable detail the method of calculation of such Note Conversion Price and the facts upon which such calculation was based.

        (c)   In case at any time:

          (i)    the Company shall determine to declare any dividend or make any distribution on its shares of Preferred Stock other than in shares of Capital Stock or in Capital Stock Rights;

          (ii)   there shall be an impending Business Combination; or

          (iii)  there shall be an impending voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of said cases, the Company shall give written notice of the action in question to the Holder of this Note. Such notice shall describe the material terms and conditions of such action and shall specify (y) in the case of a dividend or distribution, the date on which the books of the Company shall close or a record shall be taken for such dividend or distribution and the date as of which holders of shares of Preferred Stock of record shall participate in such dividend, or distribution, and (z) in the case of a Business Combination dissolution, liquidation or winding up of the Company, the date on which such Business

Combination, dissolution, liquidation or winding up shall take place and the date as of which the holders of Capital Stock shall be entitled to exchange their Capital Stock for securities or other property deliverable upon such Business Combination, dissolution, liquidation or winding up. Such written notice shall be given at least ten (10) Business Days prior to the action in question and not less than ten (10) business Days prior to the record date or the date on which the Company's stock transfer books are closed in respect thereof. The Holder shall keep such notice and any information contained therein confidential, provided that: (A) this obligation of confidentiality does not apply to information which (i) was lawfully in Holder's possession prior to any disclosure by the Company, (ii) is generally available to the public other than as a result of disclosure by Holder, or its employees, agents, representatives or others acting on Holder's behalf, or (iii) becomes available to Holder on a non-confidential basis from a source other than the Company or its representatives provided that the source of such information was not bound by a confidentiality agreement with the Company in respect thereof; and (B) Holder may disclose such notice and information to a limited group of Holder's directors, officers, employees, attorneys or other professional advisors who are participating in the evaluation of the transactions and matters that are the subject to such notice and information, each of whom shall be informed of the confidential nature of such information and the existence of the obligation set forth herein.

        9.    Taxes on Shares Issued.    The issuance of stock certificates upon conversion of this Note or the Convertible Portion pursuant to Sections 5 and 6 shall be made without charge to the converting Holder for any transfer, stamp or similar tax in respect of the issuance thereof.

        10.    Reservation of Shares.    The Company shall reserve, free from preemptive rights, out of its authorized but unissued shares, or out of shares held in its treasury, sufficient shares of Preferred Stock to provide for the conversion, based on the Conversion Price from time to time in effect, of the full principal amount of this Note from time to time outstanding. The Company covenants that all shares of Preferred Stock which may be issued upon conversion of this Note or the Convertible Portion will upon issuance be duly authorized, validly issued, fully paid and nonassessable by the Company and free from all taxes, liens and charges with respect to the issuance thereof.

        11.    Events of Default.

        (a)   Each of the following shall constitute an "Event of Default" hereunder:

          (i)    the Company shall fail to make any payment of principal or interest when due under this Note, and such failure continues for a period of seven (7) days after receipt of written notice of nonpayment from the Holder; or

          (ii)   the Company does not perform or comply with any one or more of its material obligations in the Notes or the Purchase Agreement

  (other than a default under (i) above) for a period of forty five (45) days after written notice of such default shall have been given to the Company by the Holder; or

          (iii)  one or more defaults in the required payments, including principal, interest, premium, rent or leasehold payments, if any, on any Permitted Indebtedness (as defined in the Purchase Agreement), when the same becomes due and payable, or the occurrence of any other event of default under any Permitted Indebtedness (in accordance with the terms thereof), and the Company has failed to cure such default or defaults within the applicable grace period or period to cure such default or defaults, without regard to any waiver of the grace or cure periods, subsequent cure, or notice provisions of the Permitted Indebtedness; or

          (iv)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (A) relief in respect of the Company or of a substantial part of its property or assets, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or a similar official for the Company or for a substantial part of its property or assets, or (C) the winding up or liquidation of the Company; and such proceeding or petition shall continue undismissed for sixty (60) days, or an order or decree approving or ordering any of the foregoing shall be entered; or

          (v)   the Company shall (A) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding for the filing of any petition described in paragraph (v) of this Section 11(a), (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, or for a substantial part of its property or assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors, (F) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (G) take any action for the purpose of effecting any of the foregoing; or

          (vi)  the Company breaches any provision of that certain Mutual Cooperation Agreement between the Company and Purchaser dated as of the date hereof, as same may be amended from time to time, which breach is not cured within thirty days after written notice to the Company; or

          (vii) any representation, warranty, certification or statement made by or on behalf of the Company in the Purchase Agreement or this Note, or in any certificate or other document delivered pursuant hereto or thereto, shall have been incorrect in any material respect when made.

        (b)   Notwithstanding any provision of this Note to the contrary, the following are the consequences of an Event of Default:

          (i)    if an Event of Default other than as specified in clauses (iii), (iv) or (v) of Section 11(a) above shall occur, the Holder of this Note may, at its option, by notice in writing to the Company, declare the unpaid principal of this Note, together with all interest accrued and unpaid thereon, to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable; and

          (ii)   if an Event of Default specified in clause (iv) or clause (v) of Section 11(a) above shall occur, the unpaid principal of this Note, together with all interest accrued and unpaid thereon, shall be and become immediately due and payable;

          (iii)  if any Event of Default shall occur, the Holder of this Note shall have the Conversion Right specified in Section 6 thereof.

        (c)   The rights and remedies of the Holder of this Note upon the occurrence of an Event of Default set forth above are in addition to and not in derogation of any other rights such Holder may have under applicable law.

        12.    Rank.    This Note shall rank senior to all indebtedness of the Company, whether presently existing or hereinafter incurred, with the exception of (i) all obligations owed to Transamerica Business Credit Corporation ("TA") under that certain Master Lease Agreement between the Company and TA dated as of July 6, 1998 and (ii) such future secured indebtedness of the Company as constitutes Permitted Indebtedness within the meaning of the Purchase Agreement.

        13.    Miscellaneous.

        (a)   All payments hereunder shall be made by wire transfer of immediately available federal funds to such account as the Holder of this Note shall specify from time to time by notice in writing to the Company.

        (b)   This Note shall be governed by the laws of the State of Colorado without giving effect to principles of conflicts of laws thereof.

        (c)   The Company hereby waives presentment, protest, notice of nonpayment, dishonor and notice of dishonor, except to the extent expressly required hereby.

        (d)   All notices hereunder shall be given and deemed received in the manner specified for notices under the Purchase Agreement.

        (e)   The Company agrees to pay all costs of collection, including reasonable attorneys' fees and disbursements, in the event any sum payable pursuant to this Note is not paid when due.

        (f)    If a mutilated Note is surrendered to the Company, or if the Holder of this Note claims this Note has been lost, destroyed or willfully taken and provides an indemnity bond or agreement or other security sufficient, in the reasonable judgment of the Company, to protect the Company and any of its officers, directors, employees or representatives from any loss which any of them may suffer if this Note is replaced (an "Indemnity"), then the Company shall issue a replacement Note of like tenor and dated the date of this Note.

        (g)   The Company shall, at its expense and upon written request of the Holder of this Note and surrender of this Note for such purpose, issued new Notes in exchange therefor in such denominations of at least $300,000 as shall be specified by the Holder of this Note, in an aggregate principal amount equal to the then unpaid principal amount of this Note and substantially in the form of this Note, with appropriate insertions and variations, and dated the date of this Note.

        (h)   This Note may not be sold, assigned, transferred or otherwise disposed of ("Transfer"), except that the Purchaser or any subsequent Holder of this Note may Transfer this Note to an Affiliate of the Purchaser. All of the covenants, stipulations, promises and agreements contained in this Note by or on behalf of the Company shall bind its successors and assigns, whether so expressed or not.

        (i)    The Company shall keep at its principal office a register in which the Company shall provide for the registration of this Note and of transfers of this Note. Upon surrender of this Note for transfer at the principal office of the Company, duly endorsed or accompanied by a written instrument of transfer duly executed by the Holder hereof or its attorney duly authorized in writing, the Company shall execute and deliver in the name of the designated transferee a new promissory note in a principal amount equal to the unpaid principal amount of, and dated the date of this Note, and otherwise in the form of this Note.

        (j)    Amendments and modifications to this Note may be made only in the manner provided in Section 13.5 of the Purchase Agreement. The failure of the Holder to insist on strict compliance with any of the terms, covenants, or conditions of this Note by the Company shall not be deemed a waiver of that or any other term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that or any other right or power for all or any other time. Without limiting the generality of the foregoing, the acceptance by the Holder of any payment hereunder which is less than the payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any rights or remedies available to the Holder hereunder or by law at that time or at any subsequent time or nullify any prior exercise of any such right or remedy, except as and to the extent otherwise provided by law.

        IN WITNESS WHEREOF, the Company has caused this Amended and Restated Convertible Note to be executed by an officer thereunto duly authorized this 11 day of February 2003.

DISPLAYTECH, INC.
By:	/s/ RICHARD BARTON
Name: Richard Barton Title: Chief Executive Officer

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AMENDED AND RESTATED CONVERTIBLE NOTE